EXHIBIT 16.1

February 19, 2021

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated February 19, 2021 of Orion Engineered Carbons S.A. and are in agreement with the statements contained in the second, third and fourth paragraphs under section ‘Resignation of Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft’ therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Tobias Schlebusch	/s/ Titus Zwirner
Wirtschaftsprüfer	Wirtschaftsprüfer
(German Public Auditor)	(German Public Auditor)

Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft

Cologne, Germany